EXHIBIT 10.8

AMERICAN EXPRESS COMPANY

AMERICAN EXPRESS CENTURION BANK

AMERICAN EXPRESS BANK, FSB

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND ADVISORS

(As amended and restated effective January 1, 2015)

Section 1. Effective Date

The original effective date of this Plan was October 1, 1973. This Plan is amended and restated as provided herein effective January 1, 2015.

Section 2. Eligibility

Any Director of or Advisor to the Board of Directors of American Express Company (the “Company”), any Director of American Express Centurion Bank (“Centurion”) and/or any Director of American Express Bank, FSB (“FSB”) (hereinafter “Directors”) who is not an officer or employee of the Company, Centurion, FSB or a subsidiary thereof is eligible to participate in this Deferred Compensation Plan for Directors and Advisors (this “Plan”).

Section 3. Administration

The Nominating and Governance Committee (the “Committee”) of the Board of Directors shall administer this Plan. The Committee shall have all the powers necessary to administer this Plan, including the right to interpret the provisions of this Plan and to establish rules and prescribe any forms for the administration of this Plan.

Section 4. Amount of Deferral

A Director may elect to defer receipt of 50% or 100% for any calendar year of the compensation payable to the Director for service as a Director or Advisor of the Company, Centurion and FSB and including service on Committees of the Board of Directors thereof.

A deferral election with respect to the compensation earned in a particular calendar year shall be made no later than the end of the preceding calendar year; provided, however, to the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations and other official guidance issued thereunder (collectively, “Section 409A”), a Director who is newly elected to the Board of Directors during a calendar year may make an irrevocable election within thirty (30) days after his or her election to the Board of Directors, which election shall only apply to the Director’s compensation earned after the date such election became irrevocable.

Section 5. Director Class Year Accounts

Compensation deferred by a Director will be credited to bookkeeping accounts established under this Plan. The compensation deferred by a Director attributable to calendar years prior to 2015 shall be credited to one account and the compensation deferred by a Director for calendar year 2015 and each calendar year thereafter shall be credited to separate accounts for each such calendar year.

For purposes of this Plan, the account established for the compensation deferred by a Director attributable to calendar years prior to 2015 shall be referred to as the Director’s “Pre-2015 Class Year Account” and the account established for the compensation deferred by a Director attributable to calendar year 2015 and each calendar year thereafter shall be referred to as the Director’s “Class Year Account” for the respective calendar year (e.g., the account established for the compensation deferred by a Director attributable to calendar year 2015 shall be referred to as the Director’s “2015 Class Year Account” and the account established for the compensation deferred by a Director attributable to calendar year 2016 shall be referred to as the Director’s “2016 Class Year Account”). And for purposes of this Plan, the Pre-2015 Class Year Account and each Class Year Account of a Director for a calendar year may be referred to individually as a “Class Year Account,” and collectively as the “Class Year Accounts” of the Director.

Section 6. Investment Options

Amounts held in a Director’s Class Year Accounts will be credited and debited with earnings and losses based on the hypothetical investment options made available by the Company (the “Investment Options”). The available Investment Options for a Director’s Class Year Accounts shall be an option with credits based on a rate linked to 120% of the applicable federal rate (the “AFR-Based Option”) and an option linked to the performance of the Company’s common stock, par value $0.20 per share (the “Share Equivalent Option”), each as more completely described below.

At the time that a Director makes an election to defer receipt of his or her compensation for a calendar year pursuant to Section 4, the Director may choose to have the amounts credited to the Class Year Account for that calendar year allocated in one of the following ways: (i) 100% to the AFR-Based Option; (ii) 100% to the Share Equivalent Option; or (iii) 50% to the AFR-Based Option and 50% to the Share Equivalent Option, unless the Committee provides otherwise.

(a)	AFR-Based Option

Amounts for which a Director has chosen the AFR-Based Option shall be credited for each calendar quarter with interest at a rate equal to 120% of the annual applicable federal long-term rate for December of the preceding calendar year, as prescribed under Section 1274(d) of the Code (the “AFR”) (e.g., amounts that are credited during 2015 shall be credited at a rate equal to 120% of the annual applicable federal long-term rate for December 2014). The amounts held in a Director’s Class Year Account at the end of each calendar quarter within a calendar year for which the Director has chosen the AFR-Based Option shall be credited interest at the AFR as follows: (i) amounts that were held in a Director’s Class Year Account for the entire calendar quarter will be credited at a rate equal to the AFR; and (ii) amounts that were deferred and credited to or held in a Director’s Class Year Account for less than the entire calendar quarter will be credited at a proration of the AFR based on the number of days during such calendar quarter they were held in the Director’s Class Year Account (e.g., the number of days actually held divided by the number of days in the quarter).

(b)	Share Equivalent Option

(A)	Amounts for which a Director has chosen the Share Equivalent Option will be converted hypothetically into a number of units equivalent to a number of shares of the Company’s common stock, par value $0.20 per share (“SEUs”), determined by dividing the amount of deferred compensation in each calendar quarter for which the Director has chosen the Share Equivalent Option, by the average closing price of the common stock, par value $0.20 per share, for the last ten (10) trading days of such calendar quarter.

(B)	On the date on which the Company pays a dividend on its common stock, par value $0.20 per share, dividend equivalents in the form of additional SEUs will be credited to the Director’s Class Year Accounts for the number of SEUs equal to (i) the per-share cash dividend, divided by the closing price of the common stock, par value $0.20 per share, on the dividend payment date, multiplied by (ii) the number of SEUs credited to each such Class Year Account on the dividend payment date.

(C)

In the event of any change in the outstanding common stock, par value $0.20 per share, by reasons of any stock split, stock dividend, split up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the

Company of all or part of its assets, any distribution to the shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number of SEUs credited to a Director’s Class Year Accounts shall be automatically adjusted on the same basis so that the proportionate interest of the Director shall be maintained as before the occurrence of such event.

(D)	On any date on which SEUs are payable to a Director, the SEUs will be valued for payment by multiplying the applicable number of SEUs by the average of the closing price of the common stock, par value $0.20 per share, as reported on the New York Stock Exchange Composite Transactions Tape, for the fifteen (15) trading days immediately preceding the date of payment.

The Committee may in its discretion allow Directors to change the Investment Options previously chosen by the Director for an existing Class Year Account pursuant to such rules and restrictions as the Committee may prescribe.

Section 7. Credits to Class Year SEU Award Accounts for SEU Plan Awards

A number of SEUs equal to the number of Share Equivalent Units, if any, awarded to a Director during a calendar year under the American Express Company 2003 Share Equivalent Unit Plan for Directors, as amended and restated from time to time (the “SEU Plan”) for calendar year 2015 and subsequent calendar years, will be credited to a bookkeeping account established under this Plan for such Director for that calendar year. A Director’s SEUs attributable to awards of Share Equivalent Units for calendar year 2015 and each calendar year thereafter shall be credited to separate accounts for each such calendar year, and such separate account shall be referred to as the Director’s “Class Year SEU Award Account” for the respective calendar year (e.g., the account established for the Director’s SEUs attributable to awards of Share Equivalent Units for 2015 shall be referred to as the Director’s “2015 Class Year SEU Award Account” and the account established for the Director’s SEUs attributable to awards of Share Equivalent Units for calendar year 2016 shall be referred to as the Director’s “2016 Class Year SEU Award Account”). And for purposes of this Plan, each Class Year SEU Award Account of a Director for a calendar year may be referred to individually as a “Class Year SEU Award Account,” and collectively as the “Class Year SEU Award Accounts” of the Director.

If a Director has a Pre-2015 Class Year Account for the compensation deferred by the Director attributable to calendar years prior to 2015, then the Director’s SEUs attributable to awards of Share Equivalent Units for calendar years prior to 2015 shall be credited to such existing Pre-2015 Class Year Account and treated as SEUs under the Share Equivalent Option, and adjusted and paid accordingly. If a Director does not have a Pre-2015 Class Year Account for the compensation deferred by the Director attributable to calendar years prior to 2015, then the Director’s SEUs attributable to awards of Share Equivalent Units for calendar years prior to 2015 shall be credited to a new Pre-2015 Class Year Account and treated as SEUs under the Share Equivalent Option.

The SEUs to be credited pursuant to this Section 7 for calendar year 2015 and each calendar year thereafter shall be credited to a Class Year SEU Award Account for such calendar year at the time specified by the SEU Plan, and thereafter, shall be adjusted, valued and paid in the same manner as the SEUs credited to a Class Year Account under the Share Equivalent Option under Sections 6(b)(B), (C) and (D). For the avoidance of doubt, a Director cannot choose or change the Investment Option for any Class Year SEU Award Account.

Section 8. Form of Distribution of Accounts

(a)	To the extent permissible under Section 409A, a Director who is newly elected to the Board of Directors must make an irrevocable payment election within thirty (30) days after his or her election to the Board of Directors, which payment election will be applicable to the Director’s Class Year Account and Class Year SEU Award Account for the calendar year in which elected, which the Director may elect to receive as follows:

(A)	Time of Payment. Either:

(i)	upon the Director’s separation from service (or as soon as administratively practicable thereafter, but in no event later than ninety (90) days thereafter); or

(ii)	a specified anniversary following the Director’s separation from service, but not later than the tenth (10th) anniversary thereafter (or as soon as administratively practicable after such specified anniversary, but in no event later than ninety (90) days thereafter).

(B)	Form of Payment. In cash, in either:

(i)	a lump sum; or

(ii) a specified number of annual installments (not to exceed ten (10)).

If a Director does not make an irrevocable payment election within such 30-day period, then the Director will be deemed to have elected to receive his or her Class Year Account and Class Year SEU Award Account for the calendar year in which elected to the Board of Directors in a lump sum upon such Director’s separation from service.

(b)	For each calendar year following the calendar year in which a Director is elected to the Board of Directors, the Director may make an irrevocable payment election no later than the end of the preceding calendar year, specifying the time and form of payment (which time and form of payment shall be selected from the options described in Sections 8(a)(A) and (B)) for the amounts credited to the Director’s Class Year Account and Class Year SEU Award Account for such calendar year. If a Director does not make a payment election under this Section 8(b) for the Class Year Account and Class Year SEU Award Account of a subsequent calendar year, then the Director’s actual (or default) payment election applicable to the Class Year Account and Class Year SEU Award Account for the preceding calendar year shall apply to the Class Year Account and Class Year SEU Award Account for such subsequent calendar year.

(c)	A Director may change an existing (or default) payment election for a Class Year Account and Class Year SEU Award Account, provided that such subsequent payment election:

(A)	does not take effect for twelve (12) months following the date such subsequent election becomes effective;

(B)	specifies a new payment date (or a new payment commencement date in the case of annual installment payments) that is no sooner than five years after the original payment date (or the original payment commencement date in the case of installment payments); and

(C)	the new payment date (or a new payment commencement date in the case of annual installment payments) is no later than the tenth (10th) anniversary of the Director’s separation from service.

(d)	Upon a Director’s separation from service, the Director’s payment election in effect on such date for each of the Director’s Class Year Accounts and Class Year SEU Award Accounts shall govern the time and form of the distribution of the respective Class Year Account and Class Year SEU Award Account.

If the Director elects to receive payment of a Class Year Account or a Class Year SEU Award Account in a specified number of annual installments, then subsequent annual installments will be distributed to the Director on the anniversary date of the first distribution, or as soon as administratively practicable thereafter, but in no event later than ninety (90) days after the applicable anniversary of the Director’s separation from service. Each installment will be paid proportionally, based on the number of remaining installment payments and the balance of the Class Year Account or Class Year SEU Award Account, as applicable, including the related earnings and losses credited and debited to such Class Year Account or Class Year SEU Award Account pursuant to Sections 6 and 7 (and in the case of a Class Year Account, the Investment Options chosen by the Director for such Class Year Account). (As an example, if a Director chooses to have an account paid in four annual installments, the payment for the first year shall be 1/4 of the value of the account; the payment for the second year shall be 1/3 of the value of the account; the payment for the third year shall be 1/2 of the value of the account; and the payment for the fourth year shall be 1/1 of the value of the account.)

If a Director has both a Class Year Account and a Class Year SEU Award Account for a calendar year, then the payment election (or default payment election) for the Director’s Class Year Account for such calendar year and any change to such existing payment election (or default payment election) relating to the Director’s Class Year Account for such calendar year shall apply to the Director’s Class Year SEU Award Account for such calendar year. Similarly, if a Director has both a Pre-2015 Class Year Account and a Pre-2015 Class Year SEU Award Account, then the payment election (or default payment election) for the Director’s Pre-2015 Class Year Account and any change to such existing payment election (or default payment election) relating to the Director’s Pre-2015 Class Year Account shall apply to the Director’s Pre-2015 Class Year SEU Award Account.

Section 9. Death Prior to Receipt

In the event that a Director dies prior to receipt of any or all of the amounts payable to him or her pursuant to this Plan, except as otherwise provided by this Section 9, any amounts that are then credited to the Director’s Class Year Accounts and Class Year SEU Award Accounts shall be paid to the legal representative of the Director’s estate.

The Committee may allow Directors to designate a beneficiary or beneficiaries to receive payment of their respective Class Year Accounts and Class Year SEU Award Accounts in the event of the Director’s death, and to prescribe the terms of and procedures for any such beneficiary designations. In the event that the Committee allows Directors to make such beneficiary designations, then in the event of the death of a Director with a valid beneficiary election in place at that time, amounts that are then credited to such deceased Director’s Class Year Accounts and Class Year SEU Award Accounts shall be paid to the designated beneficiary or beneficiaries of the deceased Director pursuant to and in accordance with the terms of such valid beneficiary designation (instead of to the legal representative of the Director’s estate). Any payments under this Section 9 shall be paid in a lump sum within ninety (90) days following the date of the Director’s death (or such later date, if any, permitted by Section 409A).

Section 10. Director’s Rights Unsecured

The right of any Director to receive future payments under the provisions of this Plan shall be an unsecured, contractual claim against the general assets of the Company. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any segregation of assets for the payment of any amounts under this Plan.

Participants may not sell, transfer, assign, pledge, levy, attach, encumber or alienate any amounts payable under this Plan.

Section 11. Statement of Account

The Committee will provide or make available to each Director a statement of account that will confirm the Director’s Class Year Account and Class Year SEU Award Account balance(s) as of the end of the preceding quarter, or on such more frequent basis as determined by the Committee. The Committee may provide for such statement of accounts to be in writing (including electronic format) or by means of access to such statement in electronic format.

Section 12. Amendment

This Plan may be amended at any time and from time to time by the Board of Directors of the Company; provided, however, that the Board of Directors may not adopt any amendment that would (a) materially and adversely affect any right of or benefit to any Director with respect to any of the benefits theretofore credited without such Director’s written consent, or (b) result in a violation of Section 409A. Any amendment to this Plan that would cause a violation of Section 409A shall be null and void and of no effect.

Section 13. Termination

This Plan shall terminate upon the adoption of a resolution of the Board of Directors terminating this Plan. The termination of this Plan shall not affect the distribution of the Class Year Accounts and Class Year SEU Award Accounts maintained under this Plan, and the balances of each Class Year Account and Class Year SEU Award Account shall continue to become due and payable in accordance with the provisions of this Plan in effect immediately prior to the termination of this Plan and each Director’s payment election (or default payment election) applicable to such Class Year Account and Class Year SEU Award Account; provided, however, if the Board of Directors so chooses, the payment of all Class Year Accounts and Class Year SEU Award Accounts may be accelerated upon the termination of this Plan to the extent permissible under and in accordance with Section 1.409A-3(j)(4)(xi) of the treasury regulations.

Section 14. Section 409A

This Plan and the benefits provided thereunder, including SEUs credited pursuant to Section 7, are intended to comply with the requirements of Section 409A, and this Plan, and with respect to SEUs credited pursuant to Section 7, together with the SEU Plan, shall be administered and interpreted consistent with such intention and the American Express Section 409A Compliance Policy.

*        *        *         *        *